Exhibit 99.1

For Immediate Release
Contact:
Frank Connolly
203-299-7157
fconnolly@modemmedia.com

Modem Media Confirms Revenue Guidance and Announces Updated Real Estate Restructuring

NORWALK, CT – January 27, 2003 – Modem Media, Inc. (NASDAQ: MMPT), one of the world’s leading interactive marketing firms, announced the Company expects revenue from continuing operations of $14 to $16 million in the fourth quarter of 2002 and full-year revenue of $69 to $71 million for 2002, in line with prior guidance. The Company, as of December 31, 2002, had approximately $49 million of cash and short-term investments, an increase of approximately $5 million compared with September 30, 2002. Cash and short-term investments were $41 million at December 31, 2001. The Company’s financial results for the fourth quarter and year ended December 31, 2002 will be announced on March 4, 2003.

Modem Media also announced that it expects to record a restructuring charge ranging from $8 to $10 million related to excess office space previously identified in Norwalk, San Francisco and London. During the fourth quarter the Company determined that it would be unable to dispose of such excess space in accordance with the original assumptions due to the continued deterioration of the real estate markets in these cities. The Company will continue to update its analysis if and when market conditions change. The high end of the range approximates, for all of our currently identified excess space, the present value of the estimated remaining cash obligations not previously reserved, with terms ranging from six to seven years in length.

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Electric, General Motors, IBM, Eastman Kodak, Kraft, Michelin and Sprint. Modem Media’s success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and São Paulo.

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This press release contains statements that are “forward-looking” within the meaning of applicable federal securities laws, including the Company’s expected revenue, improvement in cash balance, and the amount of the charge related to real estate, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include timing and scope of projects, timing of receiving appropriate documentation from clients, the ability of the company to sublet space in San Francisco, real estate market demand in all our current locations and other factors more fully discussed in our filings with the Securities and Exchange Commission, including our Form 10K and 10Qs.